Exhibit 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2021 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 8, 2022:  The York Water Company's (NASDAQ:YORW) President and CEO, JT Hand, announced the Company's 2021 financial results.

President Hand reported that 2021 operating revenues of $55,119,000 increased $1,267,000 and net income of $16,984,000 increased $386,000 compared to 2020 which included a non-recurring gain on life insurance of $515,000 not repeated in 2021.  Basic and Diluted Earnings per share of $1.30 for 2021 increased $0.03 compared to 2020.  Dividends per share rose 4% compared to 2020.  Increased revenues were primarily due to the utilization of the Distribution System Improvement Charge (DSIC) and growth in the customer base.  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.

During the year, the Company invested $34.4 million in capital projects for routine items, an upgrade to the enterprise software system, and an elevated water tank, as well as various replacements and improvements to infrastructure.  In addition, the Company invested $12.0 million in the acquisition of the West Manheim Township wastewater collection system, adding approximately 1,800 new wastewater customers.  During 2021, the Company replaced approximately 61,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.

President Hand also reported that for the fourth quarter of 2021 operating revenues increased $336,000 and net income increased $291,000 compared to the fourth quarter of 2020.  Basic and Diluted Earnings per share of $0.31 for the fourth quarter of 2021 increased $0.03 compared to the same period last year.  Increased revenues were primarily due to the utilization of the DSIC and growth in the customer base.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.

President Hand reported that York Water plans to invest approximately $44 million in 2022 and $50 million in 2023, excluding acquisitions, for additional main extensions, dam improvements, an elevated water tank, water treatment plant construction, and improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2021	2020	2021	2020
Operating Revenues	$13,734	$13,398	$55,119	$53,852
Net Income	$4,001	$3,710	$16,984	$16,598
Average Number of Common Shares Outstanding	13,096	13,044	13,076	13,034
Basic and Diluted Earnings Per Common Share	$0.31	$0.28	$1.30	$1.27
Dividends Declared Per Common Share	$0.1949	$0.1874	$0.7571	$0.7280

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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